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PROSPECTUS DATED MARCH 12, 1999                    PRICING SUPPLEMENT NO. 25 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                           JANUARY 10, 2000
                                                                 RULE 424(B)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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
Principal Amount:                   $ 10,000,000               Optional Conversion:              N / A

Price To Public:                        100.0000 %             Optional Repayment Date:          Non-Call / Life
Underwriting Discount:                     .2500 %
Proceeds To Issuer:                      99.7500 %             Business Day Jurisdiction:        New York

Settlement Date                     January 13, 2000           Initial Redemption                N / A
(Original Issue Date):                                         Percentage:

Specified Currency:                 US Dollars                 Initial Redemption Date:          N / A

Authorized Denomination:            $1,000                     Annual Redemption                 N / A
                                                               Percentage Reduction:

Maturity Date:                      January 9, 2002            Book Entry Note or                B / E
                                                               Certificated Note:

Interest Rate:                      3 month USD Libor +
                                    25 basis points

First Coupon:                       $158,744.44

Interest Payment Dates:             Quarterly, 13th day of     Total Amount of OID:              N / A
                                    April, July, October and
                                    January or as modified

Interest Determination Date:        2 business days prior to   Day Count:                        Act/360
                                    the Interest Payment
                                    Dates
                                                               CUSIP:                            25766CBT0
First Interest Date:                April 13, 2000

Paying Agent:                       The Chase Manhattan Bank

Settlement:                         DTC#: 443

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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION